EXHIBIT 99.1

Psychemedics Corporation Reports Fourth Quarter and Full Year 2020 Financial Results

ACTON, Mass., March 23, 2021 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD), the world’s largest provider of hair testing for drugs of abuse, today announced fourth quarter and full year financial results for the period ended December 31, 2020.

The Company's revenue for the year ended December 31, 2020 was $21.4 million versus $37.7 million for the twelve months ended December 31, 2019, a decrease of 43%. Net loss for the twelve months ended December 31, 2020 was $3.9 million or $0.70 per diluted share, versus net income of $1.5 million or $0.28 per diluted share, for the comparable period last year. The Company’s revenue for the quarter ended December 31, 2020 was $5.3 million versus $8.7 million for the quarter ended December 31, 2019, a decrease of 39%. Net loss for the quarter ended December 31, 2020 was $0.5 million or $0.10 per diluted share, versus $0.5 million or $0.09 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

“To say 2020 was a year of great challenges is a total understatement. Our Company had weathered numerous recessions, including 2008-2009 (which was the worst recession since the Great Depression) and we still maintained our profitability every year since 1993. However, the Coronavirus pandemic (COVID-19) which brought on a basic lockdown in the U.S. and internationally for a large part of the year was a massive challenge of unprecedented proportion.

As a result, the Company experienced significant declines in domestic and international testing and revenues. However, it is a testament to our broad and diverse client base that we were able to weather this storm. We had key segments like Oil & Gas and Trucking which, while impacted, still were anchors to windward against this storm. The good news is, declines in our domestic business recovered significantly throughout the third and fourth quarters as COVID-19 restrictions eased and the overall economy began an upturn. While we were not at our pre-COVID-19 levels, however, fourth quarter testing volumes increased compared to the third and second quarters of 2020 and the recovery of our base business has continued thus far.

On the international front, I mentioned in last year’s fourth quarter press release and annual shareholder letter that the Brazil driver license market had become increasingly unattractive from a profitability viewpoint; and that we expected this business to continue to decline throughout the year 2020. The Brazil government lockdown of the economy for most of the year just accelerated this decline. However, as I also previously mentioned, any reduction in Brazil revenues will have a lesser impact on profits than the decline in domestic revenues. As of now, there is great uncertainty in the Brazil market. We will keep our options open as we move forward; but we are only interested in profitable growth.

While COVID-19 has continued to affect the Company’s sales volumes, it has not impacted the Company’s ability to perform testing. The Company has had no interruptions to laboratory operations, which is a great testament to our outstanding lab team. And we have continued with safety measures to safeguard the well-being of our lab team, as well as maintaining business continuity.

Beginning in the first quarter, we took steps to reduce our cost structure and continued as the year progressed (excluding the PPP Loan period). We implemented staff reductions, salary reductions and suspension of the Company’s 401(k) match program. Therefore, the decline in our earnings was primarily due to the decline in our testing volume and revenues.

In May 2020, the Company received loan proceeds of $2.2 million under the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration (“SBA”). These funds were fully used as of July 2020. On November 6, 2020, the Company submitted an application for forgiveness of the entire amount due on the loan. Meanwhile, the full amount of the staffing expenses associated with this PPP Loan were recorded as both cost of revenues and operating expenses. While we believe we satisfied all eligibility criteria for the PPP Loan, and while the Company cannot provide assurance that the PPP Loan will be forgiven, had we been able to record as forgiveness income the $2.2 million related to PPP Loan, our loss of $3.9 million ($0.70 diluted EPS) for the year would have been $1.7 million ($0.30 diluted EPS); and our loss for the fourth quarter of $0.5 million ($0.10 diluted EPS) would instead have been net income of $1.6 million ($0.29 diluted EPS). As stated, we have applied for loan forgiveness. This application was approved by Bank of America and has now been sent to the SBA to review the request for forgiveness.

Therefore, we believe these reported results do not reflect the real underlying strength of the Company. We look for continuing improvement as the country continues to open up. Companies and our clients continue to give us feedback that they need to be even more vigilant than ever to try to keep drug abusers out of the workplace given the long shut-down of the country. Therefore, we believe we are well positioned, especially in our domestic business, as the economy recovers.

The Company’s balance sheet remains strong with $2.8 million of cash and cash equivalents ($5.7 million of working capital) at year end. The total equipment financing outstanding was $2.0 million as of December 31, 2020, compared to a total amount borrowed of $12.2 million reflecting repayments of $10.2 million since May 2014. The PPP Loan outstanding was $2.2 million as of December 31, 2020. The Company believes the PPP Loan will be forgiven in 2021 for the total amount outstanding since we satisfied all eligibility criteria.

The Company paid 94 consecutive dividends (23 ½ years) through the first quarter of 2020, even during the financial crisis in 2008. However, because of the current COVID-19 pandemic, the dividend was suspended during 2020 as we prioritized our liquidity and balance sheet. We have consistently been committed to paying a dividend and it took a pandemic for us to break our long history of consecutive quarterly dividend payments. Our Board of Directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. We evaluate the dividend each quarter and will continue to do so as we move forward.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, receivables collection dates, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, customer anticipated testing volume following the COVID-19 pandemic, sales and marketing strategies, market demand for drug testing services in Brazil, U.S. and foreign drug testing laws and regulations, including, without limitation, Brazilian professional driver drug testing requirements, required investments in plant, equipment and people and new test development, the effect of COVID-19 on our business, including its effects on our business, and profitability, and on the well-being and availability of our employees, the continued operation of our testing facilities and loan forgiveness under the PPP program) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, Internal Revenue Service refund processing timeframes, compliance by the Company with repayment forgiveness requirements under the PPP, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above with respect to the impact of the COVID-19 pandemic on our business generally, plus cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Andrew Limbek
Vice President, Controller
(978) 206-8220
AndrewL@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Revenues	$5,335	$8,715	$21,360	$37,678
Cost of revenues	4,058	5,230	16,474	21,234
Gross profit	1,277	3,485	4,886	16,444

Operating Expenses:
General & administrative	1,368	2,534	6,095	7,221
Marketing & selling	719	1,203	3,577	4,658
Research & development	299	354	1,280	1,567
Total Operating Expenses	2,386	4,091	10,952	13,446

Operating (loss) income	(1,109)	(606)	(6,066)	2,998
Other (loss) income	(11)	4	(140)	58
Net (loss) income before provision for income taxes	(1,120)	(602)	(6,206)	3,056

(Benefit from) provision for income taxes	(577)	(72)	(2,347)	1,514

Net (loss) income	$(543)	$(530)	$(3,859)	$1,542

Diluted net (loss) income per share	$(0.10)	$(0.09)	$(0.70)	$0.28

Dividends declared per share	$-	$0.18	$0.18	$0.72

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	December 31,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$2,833	$7,283
Accounts receivable, net of allowance for doubtful accounts	3,356	3,780
Prepaid expenses and other current assets	914	1,788
Income tax receivable	2,495	-
Total Current Assets	9,598	12,851

Fixed assets, net of accumulated amortization and depreciation	9,231	10,862
Other assets	888	943
Operating lease right-of-use assets	4,286	2,875
Total Assets	$24,003	$27,531

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$577	$617
Accrued expenses	1,801	3,577
Current portion of long-term debt	688	678
Current portion of operating lease liabilities	875	963
Total Current Liabilities	3,941	5,835

Long-term debt	3,444	1,951
Deferred tax liabilities, long-term	211	550
Long-term portion of operating lease liabilities	3,895	2,375
Total Liabilities	11,491	10,711

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized 6,205 shares and 6,185 shares issued at December 31, 2020 and 2019, respectively, 5,537 shares outstanding and 5,517 shares outstanding at December 31, 2020 and 2019, respectively	31	31
Additional paid-in capital	32,803	32,249
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(8,606)	(3,754)
Accumulated other comprehensive loss	(1,634)	(1,624)
Total Shareholders' Equity	12,512	16,820

Total Liabilities and Shareholders' Equity	$24,003	$27,531